Exhibit 10.2

PRIVATE AND CONFIDENTIAL

To:	DNB Bank ASA, London Branch 8th Floor, The Walbrook Building 25 Walbrook London EC4N 8AF (as Agent under the Revolving Facility Agreement referred to below)

Attn:	Kay Newman

Fax:	+ 44 207 283 6931

Email:	cmoalondon@dnb.no

10 March 2022

Dear Sirs or Madams,

CONSENT REQUEST LETTER

We refer to the revolving facility agreement originally dated 1 October 2021 between, among others, Expro Group Holdings N.V. (f/k/a Frank’s International N.V.) as the Parent, the Borrowers and Guarantors party thereto, and DNB Bank ASA, London Branch as Agent (as amended, restated, supplemented, waived or otherwise modified from time to time prior to the date of this letter, the “Revolving Facility Agreement”).

Unless otherwise defined in this letter or unless the context otherwise requires, capitalised terms defined in the Revolving Facility Agreement shall have the same meaning when used in this letter.

Clause 1.2 (Construction) of the Revolving Facility Agreement shall apply in the interpretation hereof as if expressly set out herein.

1.	BACKGROUND INFORMATION

The Parent desires to effectuate the following transactions, for which it requires the necessary support from the Lenders, as further described below:

A)	Reverse Factoring

Expro Americas, LLC, one of the Guarantors under the Revolving Facility Agreement and which has pledged substantially all its assets to secure the loans and other extensions of credit thereunder, at the request of one of its customers, Eni Petroleum Co. Inc. (“Eni”), is looking to participate in Eni’s reverse factoring arrangement with JPMorgan Chase Bank, N.A. (“JPM”). Eni is requesting all its suppliers to participate in such reverse factoring, as a result of which, Expro Americas, LLC would receive payment on its receivables against Eni immediately upon transfer the transfer or such receivables to JPM, instead of within 180-day payment period requested by Eni. Therefore, such reverse factoring is to the benefit of both Eni and Expro Americas, LLC.

The Revolving Facility Agreement permits non-recourse factoring on arm’s length terms for cash but only to the extent the underlying receivables are not subject to Transaction Security. Therefore, the Parent desires to obtain the consent of the Lenders for Expro Americas, LLC to be able to participate in such reverse factoring arrangement in respect of the Eni receivables in an aggregate amount up to USD5,500,000 per financial year and to permit the Agent to sign any releases, confirmations and other instruments, and take any other actions, as may be reasonably requested by the Parent, Expro Americas, LLC or JPM in order to effectuate or evidence the release of such receivables from the Transaction Security upon transfer to JPM, including the letter in substantially the form attached hereto as Exhibit A (the foregoing being referred to as the “Eni Factoring Consent”).

B)	Internal Reorganization

The Parent and its Subsidiaries intend to enter into certain internal corporate reorganizations steps to optimize operations and simplify the Group’s structure. This internal reorganization, among other things, seeks to simplify the corporate structure by eliminating certain holding companies (including, Frank’s International LP B.V., Frank’s International Partners B.V. and Frank’s International Management B.V.) and reducing inefficiencies and burdens of the current structure, and to enhance the efficiency of the US group treasury functions and maximize access to certain US tax attributes, including by transferring certain entities to Expro US through a newly-formed US entity (“US Newco”). Such reorganization and its various steps are more fully described in the restructuring memo from KPMG attached hereto as Exhibit B (the “Expro Reorganization”).

The Expro Reorganization is not intended to impact the guarantor and collateral position of the Lenders as a whole. The newly-formed US Newco is intended to become guarantor under the Revolving Facility Agreement and pledge substantially all its assets, such that any assets of the Obligors that constituted Transaction Security will continue to be so after giving effect to the Expro Reorganization.

In light of the foregoing, the Parent requests the consent of the Lenders to consummate the Expro Reorganization, as well as to any necessary amendments to the Revolving Facility Agreement in connection therewith (as further described below) and to authorize the Agent to enter into any agreements, deliver any instruments, release any possessory collateral and carry out any other actions as may be necessary to implement the Expro Reorganization (the foregoing being referred to as the “Reorganization Consent”).

C)	Dividend/Stock Buybacks Basket

The Revolving Facility Agreement prohibits all dividends and distributions by the Parent. Given the nature of the company, flexibility for an agreed basket for dividends and other distributions and stock redemptions during the life of the facility, particularly for share buybacks, is important to the business. Therefore, the Parent hereby requests the Lenders to consent to the addition of a general dividend basket of USD50,000,000 (or its equivalent in other currencies) for dividends and share redemptions to the Revolving Facility Agreement subject to pro forma compliance with the Senior Leverage financial covenant ratio test (the foregoing being referred to as the “Share Buyback Consent”, and together with the Eni Factoring Consent and the Reorganization Consent, the “Consents”).

2.	REQUIRED AMENDMENTS AND CONSENTS

Further to the foregoing and pursuant to Clause 41 (Amendments and Waivers) of the Revolving Facility Agreement, we hereby request the consent of the Lenders in respect of the following:

(a)	The Eni Factoring Consent.

(b)

the Reorganization Consent; provided that no later than 60 days of completion of the Expro Reorganization (or such later time as the Agent may agree in its sole discretion), the Parent and its Subsidiaries shall (x) cause US Newco to become an Additional Guarantor, grant the applicable Transaction Security held by it as a result of the Expro Reorganization and accede to the Intercreditor Agreement, in accordance Clause 31.4 (Additional Guarantors), and (y) carry out any other actions necessary to effectively preserve the Transaction Security after giving effect to the Expro Reorganization by entering into such security agreements or accessions and joinders to security documents as may be reasonably agreed between counsel to the Parent and White & Case LLP, as counsel to the Lenders, in each case in accordance with the terms of the Revolving Facility Agreement, including the Agreed Security Principles. We also request the consent of the Lenders to any change in tax residency of the Parent occurring after the Expro Reorganization (which, for the avoidance of doubt, may not be a jurisdiction that is an Original Jurisdiction) to the extent such change were otherwise deemed to violate any provisions regarding Centre of Main Interests contained in the Revolving Facility Agreement, and such consent shall be deemed to be part of the Reorganization Consent.

Additionally, in furtherance of the Expro Reorganization and in light of the intended dissolution of the entities referred to herein, to amend the definition of “Change of Control” by removing paragraphs (b), (c) and (d) from such defined term as follows:

“Change of Control” means

(a)

any person or group of persons acting in concert who do not control the Group as of the date of this Agreement acquire (directly or indirectly) beneficially more than 30 per cent. of the issued voting share capital of the Parent where acting in concert means a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co‑operate, through the acquisition and/or ownership of voting shares in the Parent, to obtain or consolidate control (directly or indirectly) of the Parent provided that the persons voting in the same or consistent manner at any general meeting of the Parent will not be considered to be acting in concert by virtue only of exercising their votes in such manner;

~~(b)~~	~~the Parent ceasing to own and control all of the shares in Frank~~’~~s International LP B.V.;~~

~~(c)~~	~~the Parent ceasing to own and control all of the shares in Frank~~’~~s International Partners B.V.;~~

~~(d)~~	~~the Parent ceasing to own and control all of the shares in Blackhawk Group Holdings LLC; or~~

(b)

the Parent or another Obligor ceasing to own and control all of the shares in Frank’s International (Gibraltar) Limited, other than pursuant to a Third Party Disposal or paragraph (d) of the definition of “Permitted Transaction”; or

(c)	the Parent ceasing to own and control all of the shares in New Eagle Holdings Limited.

Additionally, to continue to meet the ongoing operational needs of the Group with respect to the issuance of Letters of Credit and to increase the efficiency of the issuance of Letters of Credit after giving effect to the Expro Reorganization, to amend Clause 6.2 (Delivery of a Utilisation Request for Letters of Credit), paragraph (b) of Clause 6.3 (Completion of a Utilisation Request for Letters of Credit) and paragraphs (a) through (d) of Clause 7.3 (Indemnities) of the Revolving Facility Agreement to add the highlighted text as follows and such other amendments as may be requested by the Fronting Bank and agreed by the Parent to increase the efficiency of the issuances of Letters of Credit, including but not limited to increasing the threshold in the definition of Facility B Letters of Credit from $500,000 to $1,000,000:

6.2         Delivery of a Utilisation Request for Letters of Credit

A Borrower (or the Parent on its behalf) may request a Letter of Credit to be issued for itself (including for and on behalf of a Subsidiary of the Parent) by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time. For the avoidance of doubt, the obligations of the Borrower (or the Parent) under this Agreement shall not be affected in any way whatsoever when a Letter of Credit is issued for and on behalf of a Subsidiary of the Parent and that Subsidiary shall have no rights, remedies nor obligations under this Agreement. This Agreement does not purport to regulate the relations between any Borrower or the Parent and their Subsidiaries for and on behalf of which a Letter of Credit is issued pursuant to this Agreement.

6.3         Completion of a Utilisation Request for Letters of Credit

Each Utilisation Request for a Letter of Credit is irrevocable and will not be regarded as having been duly completed unless:

(a)	it specifies that it is for a Letter of Credit;

(b)

it identifies the Borrower of the Letter of Credit and if the Letter of Credit is issued for that Borrower for and on behalf of a Subsidiary of the Parent, that Borrower shall (a) identify the relevant Subsidiary; (b) supply such documentation and other evidence in respect of the underlying transaction of that Letter of Credit, as is reasonably requested by the Fronting Bank in order for the Fronting Bank to carry out and be satisfied it has complied with all necessary anti-money laundering and financial crime prevention checks under all applicable laws and regulations; and (c) if such Subsidiary is not a wholly-owned member of the Group (A) supply the identity of all minority shareholders if their interests in that Subsidiary represent (in aggregate) less than 10% of its issued capital stock; and (B) supply such documentation and other evidence in respect of the minority shareholders if their interests in that Subsidiary represent (in aggregate) 10% or more of its issued capital stock, as such documentation or other evidence is reasonably requested by the Fronting Bank in order for the Fronting Bank to carry out and be satisfied it has complied with all necessary “know your customer” or similar identification checks under all applicable laws and regulations;

7.3         Indemnities

(a)

Each Borrower shall immediately on demand indemnify the Fronting Bank against any cost, loss or liability incurred by the Fronting Bank (otherwise than by reason of the Fronting Bank’s gross negligence or wilful misconduct, as determined by a court of competent jurisdiction in a final non‑appealable judgment) in acting as the Fronting Bank under any Letter of Credit requested by (or on behalf of) that Borrower (including for and on behalf of a Subsidiary of the Parent) (including, without limitation, as a result of the relevant Borrower’s failure to provide cash collateral or a counter‑indemnity, as required pursuant to paragraph (d) of Clause 6.5 (Term of Facility B Letters of Credit)).

(b)

Each Lender shall (according to its L/C Proportion) immediately on demand indemnify the Fronting Bank against any cost, loss or liability incurred by the Fronting Bank (otherwise than by reason of the Fronting Bank’s gross negligence or wilful misconduct, as determined by a court of competent jurisdiction in a final non‑appealable judgment) in acting as the Fronting Bank under any Letter of Credit (unless the Fronting Bank has been reimbursed by an Obligor pursuant to a Finance Document).

(c)

The Borrower which requested (or on behalf of which the Parent requested) a Letter of Credit (including for and on behalf of a Subsidiary of the Parent) shall immediately on demand reimburse any Lender for any payment it makes to the Fronting Bank under this Clause 7.3 in respect of that Letter of Credit.

(d)

The obligations of each Lender or Borrower under this Clause are continuing obligations and will extend to the ultimate balance of sums payable by that Lender or Borrower in respect of any Letter of Credit, regardless of any intermediate payment or discharge in whole or in part. For the avoidance of doubt, the Borrower which requested (or on behalf of which the Parent requested) a Letter of Credit shall remain primarily liable for the Letter of Credit irrespective of whether such Letter of Credit is issued for and on behalf of a Subsidiary of the Parent.

(c)	The Share Buyback Consent, by amending Clause 27.20 (Dividends and Share Redemption) of the Revolving Facility Agreement to add the exception highlighted as new clause (iii) of paragraph (b) thereof:

27.20	Dividends and Share Redemption

(a)	No member of the Group shall:

(i)     declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(ii)     repay or distribute any dividend or share premium reserve;

(iii)    pay or allow any member of the Group to pay any management, advisory or other fee to or to the order of any of the shareholders of the Parent; or

(iv)    redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so.

(b)	Paragraph (a) above does not apply to:

(i)

the extent that the actions set out in paragraphs (a)(a) and (a)(i) are taken by (A) an Obligor for the benefit of another Obligor; or (B) a member of the Group which is not an Obligor for the benefit of another member of the Group;

(ii)	a Permitted Transaction (other than one referred to in paragraph (c) of the definition of that term); or

(iii)

any dividend or distribution by the Parent or any redemption, repurchase, defeasance, retirement or repayment of share capital of the Parent; provided that the total amount of any such payments in the aggregate does not exceed USD50,000,000 (or its equivalent in other currencies) during the term of the Facilities; provided further that, at the time of any such dividend, distribution, redemption, repurchase, defeasance, retirement or repayment, the Parent shall be in compliance on a pro forma basis with the financial covenant set forth in paragraph (c) (Senior Leverage) of Clause 26.2 (Financial Condition) for the Relevant Period ending on the most recent Quarter Date (after giving effect to such dividend, distribution, redemption, repurchase, defeasance, retirement or repayment).

3.	AMENDMENT PROCESS

Subject to obtaining the required consents referred to in paragraph 4 below, the Parent (for itself and on behalf of the Obligors) and the Agent (for itself and on behalf of the Lenders) shall, promptly after such consents have been obtained, enter into an amendment and consent (the “First Amendment and Consent”) as the Parent and the Agent agree are necessary to reflect each of the amendments and consents referred to in paragraph 2 above for which the agreement of the applicable percentage of Lenders has been obtained (the “Approvals”) and the other terms of this letter.

The First Amendment and Consent shall come into effect in respect of the Approvals immediately upon the date the First Amendment and Consent becomes effective in accordance with its terms (the “Effective Date”).

Subject to the terms of the Finance Documents, the Parent reserves the right to withdraw, supplement or revise the requests set out in this letter (or any conditions relating thereto) at any time prior to the Effective Date (subject to such further consents as may be required under the Finance Documents in connection therewith).

4.	CONSENT PROCESS

The Share Buyback Consent requires the consent of the Majority Lenders. The Eni Factoring Consent and the Reorganization Consent each require the consent of all Lenders.

For the purpose of this letter:

(a)	the consent referred to in this paragraph 4 is the “Lender Consent”; and

(b)	each Lender who provides the Lender Consent as contemplated by this paragraph 4 with respect to any Consent shall be a “Consenting Lender” with respect to such Consent.

Lenders are requested to provide their formal Lender Consent by completing, executing and returning to the Agent (with a copy to the Parent) the response form attached at Schedule 1 (Consent Request Response) to this letter (the “Response Form”) by 5.00 p.m. (London time) on 21 March 2022 (or such later date specified by Parent giving notice to the Agent in writing from time to time).

5.	DOCUMENTING THE MODIFICATIONS

The Approvals shall be documented through the Parent and the Agent entering into the First Amendment and Consent. Pursuant to the terms of Clause 41.2(b) (Required Consents) of the Revolving Facility Agreement, by providing its Lender Consent, each Consenting Lender irrevocably and unconditionally authorises the Agent (once it has received the approval of the Lenders under paragraph 4 above) to (x) execute the First Amendment and Consent to give effect to the Approvals and (y) enter into any pledge, instrument, agreement or other document (including lien release documents) to give effect to the transactions contemplated by or arising as a result of each Consent.

6.	CONTINUATION OF CONSENT

By returning the Response Form, each Lender confirms that the Lender Consent given by it in that Response Form shall be binding upon it and undertakes to procure that any assignee or transferee of its Commitments confirms to the Parent and the Agent at the time of assignment or transfer that such assignee or transferee shall be bound by the Lender Consent previously provided by that assigning or transferring Lender.

7.	MISCELLANEOUS

(a)    The Parent and, by its signature below, the Agent hereby designate this letter as a Finance Document.

(b)    Other than the Lenders, a person who is not a party to this letter has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any terms of this letter.

(c)    Except as set out in the First Amendment and Consent (with effect from the Effective Date), the Revolving Facility Agreement continues in full force and effect.

(d)    Except as amended or waived by the terms of this letter, nothing in this letter shall constitute or be construed as an amendment, waiver, consent or release of any other term or condition of the Finance Documents or any right or remedy of the Finance Parties under the Finance Documents. All such rights and remedies, and all other provisions of the Revolving Facility Agreement and the other Finance Documents, shall remain in full force and effect.

8.	GOVERNING LAW AND JURISDICTION

This letter and any non-contractual obligations arising out of or in connection with it are governed by English law. Clauses 47.1 (Jurisdiction of English Courts) and 47.2 (Service of Process) of the Revolving Facility Agreement shall apply to this letter and shall be binding on all parties to this letter as if set out in full in this letter and as if references to “this Agreement” or “any Finance Document” were references to “this letter”.

9.	COUNTERPARTS

This letter may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this letter.

Please confirm that the Approval of the necessary Lenders in respect of each Consents has been obtained by signing and returning the enclosed copy of this letter to the attention of the Parent.

Yours faithfully,

For and on behalf of
EXPRO GROUP HOLDINGS N.V.
for and on behalf of itself and as agent for the Obligors under the Revolving Facility Agreement

/s/ LJW McAlister

Name: LJW McAlister

Title: General Counsel

We confirm that the Approval of the necessary Lenders has been obtained in respect of the following Consents and Amendments:

a.	the Eni Factoring Consent;

b.	the Reorganization Consent;

c.	the Share Buyback Consent.

/s/ Craig Ramsay	/s/ Danielle Eastop
Craig Ramsay Authorised Signatory	Danielle Eastop Authorised Signatory

For and on behalf of
DNB BANK ASA, LONDON BRANCH
as Agent (for itself and on behalf of the Finance Parties under and as defined in the Revolving Facility Agreement)

Name:

Title:

Date:	31/03/2022